Exhibit 10.2

LIFE STORAGE, INC.

6467 Main Street

Buffalo, New York 14221

December 18, 2018

RE: Performance-Based Award Notice

Dear [Name]:

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Life Storage, Inc. (the “Company”) has selected you to receive a grant of a Performance-Based Award under the Company’s 2015 Award and Option Plan (the “Plan”) which will be a payable in shares of Common Stock of the Company to the extent that the performance measures set forth in this Award Notice are achieved.

This letter agreement constitutes your Award Notice with respect to such Performance-Based Award. The Plan text governs the operation of the Plan as well as the terms and conditions of your Performance-Based Award granted under the Plan and is incorporated herein by reference. A copy of the Plan text is enclosed. Any term not defined in this Award Notice shall have the same meaning as ascribed to it in the Plan.

As set forth below, you are eligible to be awarded shares based upon the Company’s total shareholder return over the three year period ending December 18, 2021 relative to a peer group selected by the Committee. You will not be awarded any shares if threshold performance is not achieved. Provided threshold performance is achieved, you will be eligible to be awarded an applicable percentage of the target number of shares between 25% and 200% as set forth below, e.g. 25% of the target number of shares if threshold performance is achieved, 100% if target performance is achieved and 200% if maximum performance is achieved.

PERFORMANCE-BASED AWARD

You are hereby awarded, effective December 18, 2018, a Performance-Based Award to be payable in shares of Common Stock of the Company contingent upon the achievement of certain performance measures as set forth herein (the “Performance Shares”). The target number of Performance Shares is                  (the “Target Number”).

PAYMENT OF PERFORMANCE-BASED AWARD

For purposes of this Award Notice, the following definitions shall apply:

•	“Applicable Percentage” shall refer to the percentages listed in the chart below.

•	“Maximum Performance” shall refer to the achievement by the Company of a Performance Percentile Rank of 100 for the Performance Period.

•	“Performance Period” means the period commencing on December 19, 2018 and ending December 18, 2021.

•

“Performance Percentile Rank” means the Company’s position in a percentile ranking in the Peer Group based upon respective Total Shareholder Return for the Performance Period. In the event any member of the Peer Group does not exist through the entire Performance Period, such company shall be omitted in determining the Performance Percentile Rank.

•	“Peer Group” means the peer group of real estate investment trusts, as determined and selected by the Committee, and listed in Schedule A hereto, and the Dow Jones Equity REIT Index.

•	“Service Period” means the period commencing on the date of this letter agreement and ending December 18, 2021.

•	“Target Performance” shall refer to the achievement by the Company of a Performance Percentile Rank of 50 for the Performance Period.

•	“Threshold Performance” shall refer to the achievement by the Company of a Performance Percentile Rank of 25 for the Performance Period.

•

“Total Shareholder Return” means total shareholder return and shall be determined for the Company and other companies in the Peer Group, by dividing (a) the sum of common stock price appreciation and dividends of the respective company during the Performance Period by (b) the common stock price of such company at the beginning of the Performance Period.

Except as otherwise set forth herein, the number of Performance Shares to be awarded will be determined after the end of the Performance Period based upon the Company’s Performance Percentile Rank, as determined by the Committee within sixty (60) days after the end of the Performance Period, but no earlier than January 1, 2022 (the “Determination Date”). Upon such determination, the Company will award and issue to you Performance Shares with respect to the Applicable Percentage of the Target Number set forth in the chart below based on the Company’s Performance Percentile Rank:

Performance Percentile Rank	Applicable Percentage of Target Number

100%	200% (Maximum Performance)
93%	188%
87%	175%
81%	162%
75%	150%
68%	138%
62%	125%
56%	112%
50%	100%(Target Performance)
40%	50%
30%	25% (Threshold Performance)
less than 30%	0%

Any determination by the Committee with respect to the Performance Percentile Rank of the Company or award of Performance Shares shall be final and binding. Payment upon any award shall be made as soon as practicable after the Determination Date, but in no event later than December 31, 2022.

TERMINATION OF EMPLOYMENT

If your employment with the Company or a Subsidiary terminates on or before December 18, 2021 for any reason other than your death, Disability, termination by the Company without cause or by you for Good Reason, or termination for a reason approved by the Committee, in its sole discretion, your rights to be issued and awarded Performance Shares shall be deemed forfeited and canceled.

If your employment with the Company and its Subsidiaries terminates on or before December 18, 2021, by reason of your death, Disability, termination by the Company without cause or by you for Good Reason, or termination for a reason approved by the Committee, in its sole discretion, you or your estate will be awarded on the Determination Date in a fraction of the number of Performance Shares in which you would have been awarded if you had remained employed throughout the Performance Period. The numerator of that fraction will be the number of full calendar months elapsed in the Service Period through the date of termination and the denominator will be the number of calendar months during the Service Period, i.e. 36.

If your employment with the Company or a Subsidiary terminates on or after December 18, 2021 but prior to the Determination Date for any reason you or your estate will be awarded on the Determination Date the full amount of Performance Shares which you would have otherwise been awarded if you had remained employed until the Determination Date.

For purposes of this Award Notice, the term “Disability” means total disability entitling you to benefits under the Company’s long-term disability plan, as in effect from time to time, and the term “Good Reason” shall have such meaning as set forth in the Employment Agreement between you and the Company as amended and restated from time to time.

CHANGE IN CONTROL AND CHANGE IN OWNERSHIP

If there occurs a Change in Control or Change in Ownership and you would have been eligible for treatment afforded by Paragraph 21 of the Plan but for the fact that you have received a Performance-Based Award rather than a Stock Option or Restricted Stock, Paragraph 21 of the Plan shall apply to you in the manner described in this section.

You shall receive Performance Shares free of all restrictions as soon as practicable following the Acceleration Date but, in all events, on or before the 15th day of the third month of the calendar year following the calendar year in which occurs the Acceleration Date. The number of Performance Shares you shall receive shall be determined in accordance with the provisions of this Award Notice but shall be determined as if the Acceleration Date were the last day of the Performance Period.

RIGHTS AS A STOCKHOLDER

You shall not be, nor have any of the rights or privileges of, a stockholder of the Company until the Performance Shares have been awarded hereunder and a stock certificate is issued to you related thereto. Thus, you shall be not entitled to vote any shares subject to this award, or receive any cash dividends, until the Performance Shares have been awarded hereunder and a stock certificate issued to you related thereto.

ADMINISTRATION OF THE PLAN; AUTHORITY OF THE COMMITTEE

The Plan shall be administered by the Committee. The Committee has the authority, in its sole discretion, to interpret the Plan and all awards thereunder, to establish, amend and rescind rules and regulations relating to the Plan, and to make any determination it believes necessary or advisable for the administration of the Plan. The scope of the Committee’s authority is more fully described in the Plan. All decisions of the Committee in the administration of the Plan are conclusive and binding on you.

FORFEITURE

If (1) in the opinion of the Committee, you, without the written consent of the Company, engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, owner, promoter or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary, or (2) you perform any act or engage in any activity which in the opinion of the Committee is inimical to the best interests of the Company, your Performance-Based Award and rights hereunder shall be deemed forfeited and canceled.

MISCELLANEOUS

You have no right to assign, sell, transfer, pledge or encumber this Performance-Based Award and your rights hereunder, except by will, or by the laws of descent and distribution.

Nothing in this letter agreement, or the Plan confers on you any right to continue in the employment of the Company or a Subsidiary or restricts the right of the Company or a Subsidiary to terminate your employment.

By acceptance of this grant, you agree that you will not make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. In the event you make such an election or attempt to make such an election your shares with respect to this grant shall be deemed forfeited and canceled.

At the time you are taxable with respect to your Performance Shares, the Company may deduct and withhold from amounts payable to you under the Plan or from any payment of any kind otherwise due to you, an amount sufficient to satisfy all Federal, state and/or local income and employment tax withholding requirements. In accordance with Section 14(b) of the Plan, you may elect to have the withholding obligation satisfied by authorizing the Company to hold back shares of common stock to be issued that have a Fair Market Value as of the date withholding is effected sufficient to satisfy the withholding amount due, or by transferring to the Company shares of common stock having a Fair Market Value as of the date withholding is effected sufficient to satisfy such withholding amount; provided, however, that if you are subject to Section 16(b) of the Securities Exchange Act of 1934 you may do so only in compliance with the additional requirements set forth in Section 14(b)(i)-(v) of the Plan.

This letter agreement shall be binding on and inure to the benefit of the Company (and its successors and assigns) and you (and your estate).

This letter agreement shall be governed, construed and enforced in accordance with the Plan and with the laws of the State of New York.

[Acceptance to Follow]

ACCEPTANCE

If the foregoing is acceptable to you, kindly acknowledge your acceptance and agreement by signing the enclosed copy of this letter and returning it to                      of the Company.

Very truly yours,

LIFE STORAGE, INC.

By	By

AGREED TO AND ACCEPTED this day of December, 2018

SCHEDULE A

Peer Group

EastGroup Properties Inc.

Lexington Realty Trust

PS Business Parks, Inc.

CubeSmart

Extra Space Storage, Inc.

Cousins Properties, Incorporated

National Retail Properties, Inc.

Washington Real Estate Investment Trust

Highwoods Properties Inc.

Public Storage

Pennsylvania Real Estate Investment Trust

Mid-America Apartment Communities, Inc.

Acadia Realty Trust

First Industrial Realty Trust, Inc

*	Peer Group also includes the Dow Jones Equity REIT Index.